Exhibit 99.1

VSE Reports Financial Results for Fourth Quarter and Year End 2012
Operating Income and Margin Improve as Management Focuses on Core Business Sectors

Alexandria, Virginia, February 27, 2013 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the three and twelve month periods ended December 31, 2012.

Financial Results
(in thousands, except per-share data and percentages)
	Three Months Ended Dec 31			Twelve Months Ended Dec 31
	2012	2011	% Change	2012	2011	% Change
Revenues	$136,860	$139,525	(1.9)%	$546,755	$580,762	(5.9)%
Operating income	$11,764	$11,113	5.9%	$51,076	$36,077	41.6%
Operating margin	8.60%	7.96%	up 64 bp	9.34%	6.21%	up 313 bp
Income from continuing operations	$6,478	$6,048	7.1%	$27,364	$20,190	35.5%
(Loss) gain from discontinued operations, net of tax	$(4,111)	$1	-	$(6,070)	$362	-
Net income	$2,367	$6,049	(60.9)%	$21,294	$20,552	3.6%
Income from continuing operations EPS (diluted)	$1.22	$1.14	7.0%	$5.15	$3.83	34.5%
(Loss) gain from discontinued operations EPS (diluted)	$(0.77)	$0.00	-	$(1.14)	$0.07	-
Net income EPS	$0.44	$1.14	(61.4)%	$4.01	$3.90	2.8%
*Revenue and operating income from our subsidiary, ICRC, a construction management company, has been excluded from the table above for all periods and in the narrative below because ICRC’s financial results are reported as discontinued operations.

“In 2012 our operating income and operating margins have improved,” said Maurice “Mo” Gauthier, VSE CEO. “Our government clients’ budgetary uncertainties will continue to present challenges for our industry, but we believe the demand for our key programs centered on legacy systems and equipment sustainment will endure. Our diversification strategy continues to be successful, and we are exploring opportunities to further expand our customer base and market offerings through both internal efforts and potential acquisitions. Revenue from our DoD customers comprised 57% of our total revenue in 2012 as compared to 83% in 2010. We believe we are positioned to continue to withstand industry challenges in the coming years.”

Mr. Gauthier continued, “We have made two key strategic decisions concerning our operations. We decided to divest and sell our subsidiary ICRC, and thereby eliminate our Infrastructure Group. Due to the expiration of ICRC’s MARAD contract in 2012, we determined that the expected financial results of our remaining construction management services business would not justify the continuation of its operations.  Also, we are combining the operations of our Akimeka and G&B subsidiaries to more efficiently leverage their synergies and provide more cost efficient IT solutions to our clients.”

Revenues were $137 million in the fourth quarter of 2012 compared to $140 million in the fourth quarter of 2011. For the full year of 2012, revenues were $547 million in 2012 compared to $581 million in 2011.

Revenues decreased approximately $34 million, or 6%, for the year ended December 31, 2012 as compared to the prior year. The revenue decrease was primarily due to a decrease in revenues associated with our expiring R2 contract of approximately $72M. The decline in revenue was partially offset by an increase in work on our U.S. Army Reserve vehicle refurbishment program and the inclusion of revenues from our Supply Chain Management Group, established in June 2011.

Operating income was $11.8 million in the fourth quarter of 2012 compared to $11.1 million in the fourth quarter of 2011. For the full year of 2012, operating income was $51.1 million, compared to $36.1 million in 2011.  The full year increase was primarily attributable to the inclusion of our Supply Chain Management Group.

Fourth quarter income from continuing operations was $6.5 million, or $1.22 per share, compared to $6 million, or $1.14 per diluted share for the fourth quarter of 2011.  Income from continuing operations was $27.4 million for the full year of 2012, or $5.15 per diluted share, compared to $20.2 million, or $3.83 per diluted share for 2011.

Net income was $21.3 million for the full year of 2012, or $4.01 per share, compared to $20.6 million, or $3.90 per share for 2011. We recorded a one-time loss of approximately $6 million for discontinued operations of the Infrastructure Group for 2012.

Bookings were $539 million for 2012 compared to $493 million for 2011. Funded contract backlog at December 31, 2012 was $250 million, compared to $282 million at December 31, 2011. Federal budget constraints and contract protests have affected the timeliness of awards in our market.

Operational Highlights in 2012

•
VS2, LLC, a joint venture between VSE and Shaw Environmental & Infrastructure Inc., a division of The Shaw Group, Inc., was selected by the U.S. Army Sustainment Command to participate in the U.S. Army's Enhanced Army Global Logistics Enterprise (EAGLE) contract. The award is a Basic Ordering Agreement (BOA), allowing all selected prime contractors to compete for future task order opportunities under the EAGLE program. The EAGLE program has a potential maximum value of approximately $23 billion over a five-year period for all awardees.

•
We were awarded a prime contract by the National Institutes of Health (NIH), an agency of the Department of Health and Human Services (HHS). The Chief Information Officers-Solutions and Partners 3 (CIO-SP3) contract is a 10-year, multiple-award, indefinite-delivery/indefinite-quantity (IDIQ) government-wide acquisition contract (GWAC), and has a cumulative maximum value of approximately $20 billion. VSE’s IT, Energy and Management Consulting Group is expected to perform our work under this contract.

•
Our International Group was awarded a USAF Design and Engineering Support Program (DESP III) contract as a prime contractor and as a team member of a small business prime contractor.  This five-year ID/IQ contract has a potential cumulative maximum value of $1.9 billion.

•
Our IT, Energy and Consulting Group was awarded a five-year prime multiple-award IDIQ contract supporting the Pacific Joint Information Technology Center (Pacific JITC) in Kihei, Maui, Hawaii, with a cumulative maximum value of approximately $300 million.

•
Our International Group received several delivery orders totaling more than $88 million in 2012 to continue work  under our Foreign Military Sales Naval Ship Transfer and Repair (N*STAR) contract through the Naval Sea Systems Command (NAVSEA) International Fleet Support Program, including a $37.6 million award in support of the Iraqi Navy.

•
Our International Group was also awarded a Firm Fixed Price (FFP) task order to continue supporting the Pacific Air Force (PACAF) Command pre-positioned equipment program located in Guam. The task order was awarded through VSE’s GSA Logistics Worldwide schedule and has a value in excess of $13.1 million over a five-year period of performance.

•
Our IT, Energy and Consulting Group was awarded a 10-year US Air Force Services Agency (AFSVA) contract valued at approximately $10 million to implement and support an enterprise Point-of-Sale Golf Management Solution for 70 golf courses located world-wide.

•
We delivered a prototype, fuel efficient, repowered gasoline Long Life Vehicle (LLV) engine to the United States Postal Service (USPS). The vehicle has a prototype RFD6 Re-Power Kit, developed by our Federal Group and Supply Chain Management Group, which will increase the current vehicle’s fuel efficiency with a proportionate reduction in the vehicle’s carbon footprint. The prototype engine is currently being tested by USPS.

•	We were awarded the 2nd Annual Hiring Our Heroes Don Weber Award for Excellence in Wounded Warrior, Spouse and Caregiver Employment by the U.S. Chamber of Commerce and its National Chamber Foundation.
•	We successfully moved our headquarters to a new Gold LEED certified building in the Metro Park complex, located in the Franconia-Springfield area of Alexandria, VA.

Please refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2012, which we expect to file with the U.S. Securities and Exchange Commission (SEC) on or about March 6, 2013, for additional information regarding our financial condition and results of operations.

About VSE

Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management, consulting and supply chain management. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the SEC for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC, including VSE’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports filed with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.